Exhibit 99.1

Hercules Offshore Announces Management Changes
HOUSTON, November 11, 2014 -- Hercules Offshore, Inc. (“Hercules” or the “Company”) (Nasdaq: HERO) announced today that it has promoted Troy L. Carson to Senior Vice President and Chief Financial Officer, effective November 21, 2014. Mr. Carson replaces Stephen M. Butz, who resigned as the Company's Executive Vice President and Chief Financial Officer effective November 21, 2014, to join Rowan Companies plc as Executive Vice President, Chief Financial Officer and Treasurer.
Mr. Carson is currently serving as Senior Vice President and Chief Accounting Officer. He joined the Company as Vice President and Corporate Controller in March 2007, was appointed to Principal Accounting Officer in July 2008, and was named Chief Accounting Officer in May 2010. At the same time, Craig M. Muirhead, currently serving as Vice President and Treasurer, has been appointed to Vice President of Investor Relations and Planning, while Son P. Vann, currently serving as Vice President of Investor Relations and Planning, will assume the role of Vice President Corporate Development and Treasurer.
John T. Rynd, Chief Executive Officer and President of the Company, stated, "Stephen has been with Hercules since just after its founding, and over the past 10 years has been instrumental in our expansion to one of the leading shallow water service providers worldwide. He has successfully navigated the Company’s finances through some extremely challenging conditions and leaves our Company with a solid balance sheet and ample liquidity. While we will miss his contributions at Hercules, we wish him all the best in his new role at Rowan. The Board of Directors and I are confident that Troy is well-equipped to assume the role of Chief Financial Officer. I look forward to working with Troy and our finance team to maintain the strong financial foundation that we have developed over the past several years and position our Company to capitalize on future opportunities."
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 33 jackup rigs, including one rig under construction, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Craig M. Muirhead
Vice President Investor Relations and Planning
713-350-8346